Exhibit 10.25

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made as of this ___ day of _____, _____, between the MedMen Enterprises Inc. (the “Corporation”), a corporation governed by the Business Corporations Act (British Columbia) and ___________ (the “Indemnified Party”).

RECITALS:

A. The board of directors of the Corporation (the “Board”) has determined that the Corporation should act to assure the Indemnified Party of reasonable protection through indemnification against certain risks arising out of service to, and activities on behalf of, the Corporation to the extent permitted by law.

NOW THEREFORE the parties agree as follows:

1. Indemnification. The Corporation will, subject to Section 2, indemnify and save harmless the Indemnified Party and the heirs and legal representatives of the Indemnified Party to the fullest extent permitted by applicable law:

1.1 from and against all Expenses (as defined below) sustained or incurred by the Indemnified Party in respect of any civil, criminal, administrative, investigative, or other Proceeding (as defined below) to which the Indemnified Party is made a party by reason of being or having been a consultant of the Corporation; and

1.2 from and against all Expenses sustained or incurred by the Indemnified Party as a result of serving as a consultant of the Corporation in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted, or acquiesced in by the Indemnified Party as a consultant of the Corporation, whether before or after the effective date of this Agreement, and whether or not related to a Proceeding.

“Expenses” means all costs, charges, damages, awards, settlements, liabilities, fines, penalties, statutory obligations, professional fees and retainers, and other expenses of whatever nature or kind, provided that any such costs, charges, professional fees, and other expenses shall have been incurred in good faith.

“Proceeding” will include a claim, demand, suit, proceeding, inquiry, hearing, discovery, or investigation, of whatever nature or kind, whether threatened, anticipated, pending, commenced, continuing, or completed, and any appeal, and whether or not brought by the Corporation.

2. Entitlement to Indemnification.

2.1 The rights provided to an Indemnified Party hereunder will, subject to applicable law, apply without reduction to an Indemnified Party provided that:

(a)	the Indemnified Party acted honestly and in good faith with a view to the best interests of the Corporation or other entity described in Section 2.3; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that his or her conduct was lawful.

2.2 This indemnity will not apply to:

(a)	claims initiated by the Indemnified Party against the Corporation or any subsidiary except for claims relating to the enforcement of this Agreement; and

(b)	claims initiated by the Indemnified Party against any other person or entity unless the Corporation or other party described in Section 2.3 has joined with the Indemnified Party in or consented to the initiation of that Proceeding.

2.3 The indemnities in this Agreement also apply to the Indemnified Party in respect of his or her service at the request of the Corporation as:

(a)	an officer or director of another corporation; or

(b)	a similar role with another entity, including a partnership, trust, joint venture, or other unincorporated entity.

3. Presumptions/Knowledge.

3.1 For purposes of any determination hereunder the Indemnified Party will be deemed, subject to compelling evidence to the contrary, to have acted in good faith and/or in the best interests of the Corporation.

3.2 The Corporation will have the burden of establishing the absence of good faith.

3.3 The knowledge and/or actions, or failure to act, of any other director, officer, agent, or employee of the Corporation or any other entity will not be imputed to the Indemnified Party for purposes of determining the right to indemnification under this Agreement.

3.4 The Corporation will have the burden of establishing that any Expense it wishes to challenge is not reasonable.

4. Notice by Indemnified Party. As soon as is practicable, upon the Indemnified Party becoming aware of any Proceeding which may give rise to indemnification under this Agreement other than a Proceeding commenced by the Corporation, the Indemnified Party will give written notice to the Corporation. Failure to give notice in a timely fashion will not disentitle the Indemnified Party to indemnification.

5. Investigation by Corporation. The Corporation may conduct any investigation it considers appropriate of any Proceeding of which it receives notice under Section 4, and will pay all costs of that investigation. Upon receipt of reasonable notice from the Corporation, the Indemnified Party will, acting reasonably, cooperate fully with the investigation provided that the Indemnified Party will not be required to provide assistance that would prejudice:

(a)	his or her defence;

(b)	his or her ability to fulfill his or her business obligations; or

(c)	his or her business and/or personal affairs.

6. Expense Advances. The Corporation will, upon request by the Indemnified Party, make advances (“Expense Advances”) to the Indemnified Party of all amounts for which the Indemnified Party seeks indemnification under this Agreement before the final disposition of the relevant Proceeding. Expense Advances may include anticipated Expenses. In connection with such requests, the Indemnified Party will provide the Corporation with a written affirmation of the Indemnified Party’s good faith belief that the Indemnified Party is legally entitled to indemnification, along with sufficient particulars of the Expenses to be covered by the proposed Expense Advance to enable the Corporation to make an assessment of its reasonableness. The Indemnified Party’s entitlement to such Expense Advance will include those Expenses incurred in connection with any Proceeding by the Indemnified Party against the Corporation seeking an adjudication or award pursuant to this Agreement the Corporation will make payment to the Indemnified Party within 10 days after the Corporation has received the foregoing information from the Indemnified Party. All Expense Advances for which indemnification is sought must be reasonable and Expense Advances must relate to Expenses anticipated within a reasonable time of the request.

The Indemnified Party will repay to the Corporation all Expense Advances not actually required and will repay all Expense Advances if it is determined by a court of competent jurisdiction in a final judgment which has become non-appealable that the conditions of Section 2 are not met. Any Expense Advances to be repaid in accordance with the foregoing will bear interest from the date of applicable final judgment at the prime rate prescribed from time to time by the Bank. If requested by the Corporation, the Indemnified Party will provide a written undertaking to the Corporation confirming the Indemnified Party’s obligations under the preceding sentence as a condition to receiving an Expense Advance.

7. Indemnification Payments. Subject to Section 2 and with the exception of Expense Advances which are governed by Section 6, the Corporation will pay to the Indemnified Party any amounts to which the Indemnified Party is entitled hereunder promptly upon the Indemnified Party providing the Corporation with reasonable details of the claim. The Corporation will, forthwith after any request for payment to or for an Indemnified Party, seek any court approval that may be required to permit payment. If the conditions of Section 2 are not met, the Corporation will not be required to pay the Indemnified Party any amounts pursuant to this indemnification and, further, the Indemnified Party will repay all amounts paid thereto by the Corporation pursuant to this indemnification.

8. Right to Independent Legal Counsel. If the Indemnified Party is named as a party or a witness to any Proceeding, or the Indemnified Party is questioned or any of his or her actions, omissions, or activities are in any way investigated, reviewed, or examined in connection with or in anticipation of any actual or potential, to any Proceeding, the Indemnified Party will be entitled to retain independent legal counsel at the Corporation’s expense to act on the Indemnified Party’s behalf to provide an initial assessment to the Indemnified Party of the appropriate course of action for the Indemnified Party. The Indemnified Party will be entitled to continued representation by independent counsel at the Corporation’s expense beyond the initial assessment, unless the parties agree that there is no conflict of interest between the Corporation and the Indemnified Party that necessitates independent representation.

9. Settlement. The parties will act reasonably in pursuing the settlement of any Proceeding. The Corporation may not negotiate or effect a settlement of claims against the Indemnified Party without the consent of the Indemnified Party, acting reasonably. The Indemnified Party may negotiate a proposed settlement without the consent of the Corporation. The Corporation will consider in good faith in the best interests of the Corporation whether or not to consent to any such proposed settlement and will advise the Indemnified Party of its determination on a timely basis. If the Corporation advises the Indemnified Party that it does not consent to the settlement provided the settlement is expressly stated to be made by the Indemnified Party on his or her own behalf without any admission of liability by the Indemnified Party and/or the Corporation, the Indemnified Party may nonetheless effect the settlement, but the Corporation will not be liable for indemnification under this Agreement with respect to any such settlement

10. Arbitration. Except as otherwise required by applicable law, all disputes, disagreements, controversies, or claims arising out of or relating to this Agreement, including, without limitation, with respect to its formation, execution, validity, application, interpretation, performance, breach, termination, or enforcement will be determined by arbitration before a single arbitrator under the Arbitration Act 1991 (Ontario). The arbitrator will be selected by the parties, having regard to the nature of the dispute (legal, financial, or other). If the parties cannot agree on a single arbitrator, the arbitrator shall be chosen by the court upon application of either party in accordance with the Arbitration Act 1991 (Ontario). The arbitrator will determine the rules for the arbitration, including, based on the outcome of the arbitration, the breakdown between the Corporation and the Indemnified Party of the costs for conducting the arbitration.

11. Tax Adjustment. Should any payment made pursuant to this Agreement, including the payment of insurance premiums or any payment made by an insurer under an insurance policy, be deemed to constitute a taxable benefit or otherwise be or become subject to any tax or levy, then the Corporation will pay any amount necessary to ensure that the amount received by or on behalf of the Indemnified Party, after the payment of or withholding for tax, fully reimburses the Indemnified Party for the actual cost, expense or liability incurred by or on behalf of the Indemnified Party.

12. Governing Law. This Agreement will be governed by the laws of the Province of British Columbia.

13. Priority and Term. This Agreement will supersede any previous agreement between the Corporation and the Indemnified Party dealing with this subject matter, and will be deemed to be effective as of the date that is the earlier of:

(a)	the date on which the Indemnified Party first became a consultant of the Corporation; or

(b)	the date on which the Indemnified Party first served, at the request or the Corporation, as a director or officer, or an individual acting in a capacity similar to a director or officer, of another entity.

14. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the provisions of this Agreement are fulfilled to the fullest extent possible.

15. Binding Effect: Successors and Assigns. This Agreement shall bind and inure to the benefit of the successors, heirs, executors, personal and legal representatives, and permitted assigns of the parties hereto, including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all, substantially all or a substantial part of the business or assets of the Corporation, by written agreement in form and substance reasonably satisfactory to the Indemnified Party, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. Subject to the requirements of this Section 15, this Agreement may be assigned by the Corporation to any successor (whether direct or indirect, and whether by purchase, merger, consolidation, or otherwise) to all, substantially all, or a substantial part of the business or assets of the Corporation. This Agreement may not be assigned by the Indemnified Party.

16. Covenant. The Corporation hereby covenants and agrees that it will not take any action, including, without limitation, the enacting, amending, or repealing of any bylaw, which would in any manner adversely affect or prevent the Corporation’s ability to perform its obligations under this Agreement.

17. Parties to Provide Information and Cooperate. The Corporation and the Indemnified Party shall from time to time provide such information and cooperate with the other as the other may reasonably request in respect of all matters under this Agreement.

18. Survival. The obligations of the Corporation under this Agreement will continue until the later of:

(a)	15 years after the Indemnified Party ceases to be a consultant of the Corporation or any other entity in which he or she serves in a similar capacity at the request of the Corporation; and

(b)	one year after the final termination of all Proceedings commenced prior to the expiration of such 15 year period with respect to which the Indemnified Party is entitled to claim indemnification hereunder.

19. Independent Legal Advice. The Indemnified Party acknowledges that the Indemnified Party has been advised to obtain independent legal advice with respect to entering into this Agreement that the Indemnified Party has obtained such independent legal advice, and that the Indemnified Party is entering into this Agreement with full knowledge of the contents hereof, of the Indemnified Party’s own free will and with full capacity and authority to do so.

20. Execution and Delivery. This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together will constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

MEDMEN ENTERPRISES INC.

By:
Name:
Title: Accepted: _____________________________________